As filed with the Securities and Exchange Commission on December 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Cardinal Infrastructure Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	39-3180206
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 E. Six Forks Road, #300 Raleigh, North Carolina	27609
(Address of Principal Executive Offices)	(Zip Code)

Cardinal Infrastructure Group Inc. 2025 Stock Incentive Plan
(Full title of the plan)

Tiffany Gidley

General Counsel

100 E. Six Forks Road, #300

Raleigh, North Carolina 27609

(Name and address of agent for service)

(919) 324-1964

(Telephone number, including area code, of agent for service)

Copies to:

Edward S. Best
Willkie Farr & Gallagher LLP
300 North LaSalle Drive

Chicago, IL 60654

(312) 728-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Cardinal Infrastructure Group Inc. (the “Company” or “Registrant”) to register 3,660,656 shares of Class A Common stock, par value $0.0001 per share, of the Registrant (the “Class A Common Stock”), which may be issued under the Cardinal Infrastructure Group Inc. 2025 Stock Incentive Plan (the “2025 Plan”). The 2025 Plan was adopted by the Company’s board of directors on November 13, 2025 and approved by the Company’s stockholders on November 13, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of this Registration Statement, as specified in Rule 428(b)(1) promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), have been or will be sent or given to participants in the 2025 Plan in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission (excluding any portions of such document that have been furnished to, and deemed not to filed with, the Commission):

(a)	Amendment No.2 to the Company’s Registration Statement on Form S-1 filed with the Commission (File No. 333-290850) and dated December 1, 2025, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Company’s prospectus to be filed with the Commission by the Registrant pursuant to Rule 424(b) under the Securities Act on or about December 10, 2025 relating to the Company’s registration statement on Form S-1 (File No. 333-290850); and

(c)	The description of the Registrant’s Class A Common Stock contained in the Registrant’s registration statement on Form 8-A filed on December 10, 2025 (File No. 001-43004) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, (i.e., one by or in the right of the corporation) indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

We have entered into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

We also maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities arising under the Securities Act or the Exchange Act that may be incurred by them in their capacity as such.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation (the “A&R Charter”) or the indemnification agreements may have or hereafter acquire under law, our A&R Charter, our amended and restated bylaws (the “A&R Bylaws”) that will be in effect at the completion of this offering, an agreement, vote of stockholders or disinterested directors, or otherwise.

Our A&R Bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those in our A&R Charter and the indemnification agreements. In addition, our A&R Bylaws provide for the right of an indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our A&R Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and any person who is or was serving as a director, officer, employee or agent of our corporation or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or non-profit entity, including with respect to an employee benefit plan, against any expense, liability or loss asserted against them and incurred by them in such capacity, or arising out of their status as such, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or modification of the provisions of our A&R Bylaws affecting indemnification rights will not adversely affect any right or protection thereunder in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

		Incorporated by Reference				Filed
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Amended and Restated Certificate of Incorporation of the Registrant					X
4.2	Amended and Restated Bylaws of the Registrant					X
5.1	Opinion of Willkie Farr & Gallagher LLP					X
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm, as to Cardinal Infrastructure Group Inc.					X
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm, as to Cardinal Civil Contracting Holdings LLC					X
24.1	Power of Attorney (included on signature of this Registration Statement)					X
99.1	Cardinal Infrastructure Group Inc. 2025 Stock Incentive Plan					X
107	Filing Fee Table					X

Item 9.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 10, 2025.

CARDINAL INFRASTRUCTURE GROUP INC.

By:	/s/ Mike Rowe
Name:	Mike Rowe
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Jeremy Spivey and Mike Rowe, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: December 10, 2025	By:	/s/ Jeremy Spivey
	Name:	Jeremy Spivey
	Title:	Chief Executive Officer (Principal Executive Officer)

Date: December 10, 2025	By:	/s/ Mike Rowe
	Name:	Mike Rowe
	Title:	Chief Financial Officer (Principal Financial Officer)

Date: December 10, 2025	By:	/s/ Richard M. Lee, Jr.
	Name:	Richard M. Lee, Jr.
	Title:	Director

Date: December 10, 2025	By:	/s/ Austin J. Shanfelter
	Name:	Austin J. Shanfelter
	Title:	Director

Date: December 10, 2025	By:	/s/ Richard B. Wimmer
	Name:	Richard B. Wimmer
	Title:	Director

Date: December 10, 2025	By:	/s/ Ivy Zelman
	Name:	Ivy Zelman
	Title:	Director